SECOND AMENDMENT TO STOCK PURCHASE
                         AGREEMENT (this "Amendment") dated as of July 22, 1997, made by and between ARV Assisted Living, Inc., a California corporation (the "Company"), Lazard Freres Real Estate Investors L.L.C., a New York limited liability company or an Affiliate thereof (the "Advancing Party") and Prometheus Assisted Living LLC, a Delaware limited liability company and an affiliate of the Advancing Party ("Buyer"), amending that certain Stock Purchase Agreement dated as of July 14, 1997, as amended by the Amendment to Stock Purchase Agreement dated as of July 20, 1997, made by and between the parties hereto (as so amended, the "Agreement") (terms used herein but not defined have the meanings assigned to such terms in the Agreement).

          WHEREAS, the parties hereto have entered into the Agreement and now desire to modify certain terms thereof.

          NOW, THEREFORE, in consideration of the provisions and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, notwithstanding anything to the contrary in the Agreement and the Transaction Documents, the parties hereto hereby agree as follows:

          1. Section 7.2 of the Agreement is hereby amended to include the following subsections:

          "       (d) Title Policies. The Company shall have obtained
          and paid for Title Policies relating to each of the following Owned Properties: Villa Colima, Acacia Villa,
          Retirement Inn of Daly City and Retirement Inn of Fullerton.

          "       (e) Promissory Note. The Company shall have obtained
          a promissory note in the aggregate amount of at least $13 million executed in favor of the Company by Prospect Park Residences, LLC, evidencing loans of approximately $13.266 million made by the Company to Prospect Park Residences LLC as of July 21, 1997 in connection with the development of Prospect Park. The amount of the note shall be increased by accrued and unpaid interest to date and by any additional indebtedness incurred by Prospect Park Residences, LLC after July 21, 1997. Such notes will bear interest at 9% per annum, accruing in arrears, and will have a term of the earlier of (i) a fixed date to be determined and (ii) the date that permanent financing for the Prospect Park project is obtained.

          "       (f) Estoppel Certificates. The Company shall have
          obtained estoppel certificates addressing certain issues identified in writing to the Company by Buyer in form and substance satisfactory to Buyer as determined by Buyer in its sole discretion from the applicable landlords under the following leases: NHP leases, Meditrust and Healthcare REIT leases and HCPI leases."

          2. The date "January 31, 1997" in Section 9.3(b)(iii) of the Agreement is hereby replaced with the date "January 31, 1998".

          IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties hereto as of the day first above written.


                                   ARV ASSISTED LIVING, INC.



                                   by:  /s/ Gary L. Davidson
                                        ------------------------
                                        Name: Gary L. Davidson
                                        Title:   Chairman and
                                                 Chief Executive
                                                 Officer


                                   PROMETHEUS ASSISTED LIVING LLC

                                        by:  Lazard Freres Real
                                             Estate Investors
                                             L.L.C., its sole
                                             member


                                             by:  /s/ Murry N. Gunty
                                                  ---------------------
                                                  Name:  Murry N. Gunty
                                                  Title: Vice President


                                   LAZARD FRERES REAL ESTATE
                                   INVESTORS L.L.C.


                                        by:   /s/ Murry N. Gunty
                                             -----------------------
                                             Name:  Murry N. Gunty
                                             Title: Vice President